UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 15, 2014

SP Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-34933	27-3347359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5224 West Plano Parkway Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 931-5311

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On October 15, 2014, SP Bancorp, Inc. (the “Company”) convened a special meeting of stockholders of the Company for the following purposes:

(1)	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of May 5, 2014, as it may be amended from time to time, among the Company, Green Bancorp, Inc. (“Green”), and Searchlight Merger Sub Corp., a wholly owned subsidiary of Green, and the transactions contemplated thereby, including the merger (the “Merger Proposal”), pursuant to which Searchlight Merger Sub Corp. will merge with and into the Company, with the Company continuing as the surviving corporation;

(2)	To consider and vote, on an advisory (non-binding) basis, on a proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger (the “Merger-Related Compensation Proposal”); and

(3)	To consider and vote on a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to approve the merger agreement and the transactions contemplated thereby, including the merger (the “Adjournment Proposal”).

Only stockholders of record at the close of business on August 15, 2014 were entitled to vote at the special meeting. At the special meeting, the holders of 1,220,097 shares of common stock of the Company entitled to vote were present in person or represented by proxy, constituting a quorum for the purposes of the vote.

The final voting results with respect to the Merger Proposal are set forth below:

Votes Cast For	Votes Cast Against	Votes Abstained
1,214,076	6,021	0

The final voting results with respect to the Merger-Related Compensation Proposal are set forth below:

Votes Cast For	Votes Cast Against	Votes Abstained
1,161,918	27,889	30,290

The final voting results with respect to Adjournment Proposal are set forth below:

Votes Cast For	Votes Cast Against	Votes Abstained
1,212,826	7,171	100

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SP BANCORP, INC.

Date: October 16, 2014	By:	/s/ Jeffrey L. Weaver
Jeffrey L. Weaver
President and Chief Executive Officer